Exhibit 99.1

Contact:	Terry Peterson Chief Executive Officer 360-475-9374
WSB Financial Files Extension for 2008 Form 10-K
Bremerton, WA — April 1, 2009 — WSB Financial Group (NASDAQ: WSFG), the parent company of Westsound Bank, today announced that, it has filed an extension with the Securities and Exchange Commission for its Form 10K for the year ending December 31, 2008.
“We are in the process of completing our report on our internal financial controls and require more time to ensure that problem loan information is captured accurately and timely in our analysis,” said Terry Peterson, Chief Executive Officer. “Resolution of these matters is not expected to materially affect the preliminary, unaudited results of operations previously reported on January 30, 2009. We expect to complete these matters soon and plan to file the Form 10-K prior to the extended due date of April 15, 2009.”
ABOUT WSB FINANCIAL GROUP, INC.
WSB Financial Group, Inc., based out of Bremerton, Washington, is the holding company for Westsound Bank and Mortgage. The company was founded in 1999, and currently operates nine full service offices located within five contiguous counties within Western Washington. Our website is http://www.westsoundbank.com.
This news release may contain “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, net interest margin, credit quality loan losses and efficiency ratio, and success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,” “anticipate,”’ “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risks and uncertainties that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic conditions; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislative or regulatory requirements; (5) pending litigation; (6) reductions in loan demand or deposit levels; and (7) changes in loan collectibility, defaults and charge-off rates. WSB Financial Group, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
NOTE: Transmitted on GlobeNewswire on April 1, 2009.